Exhibit 99

PRIMEDIA Completes Sale of Hunting, Shooting and Fishing Titles

NEW YORK, NY (January 31, 2007) — PRIMEDIA Inc. (NYSE: PRM) announced today that it has completed the sale of its hunting, shooting, and fishing titles to InterMedia Outdoor, Inc., an entity controlled by InterMedia Partners, L.P.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue from continuing operations of $822 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise, and video programs in two market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 75 publications, 100 websites, 70 events, 2 TV programs, 400 branded products, and such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide, and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 60,000 locations. The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com, and RentClicks.

Contacts:

Eric M. Leeds (Investors): 212-745-1885

Joshua Hochberg (Media): 212-446-1892